SIGNATURE PAGE
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        This report is signed on behalf of the registrant in the City of Naples and State of Florida on the 22nd day of February, 1996.



                                        SCIOTO INVESTMENT COMPANY



Witness: /s/ Marilyn Brown Kellough     By: /s/ Stephen Kellough
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Marilyn Brown Kellough,                     Stephen Kellough, President
         Secretary


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